Exhibit 99.1

              Chiron Reports 2003 Total Revenues of $1.8 Billion
              47 Percent Increase in Net Product Sales Over 2002
        19 Percent Increase in Pro-Forma Earnings Per Share Over 2002

    EMERYVILLE, Calif., Jan. 28 /PRNewswire-FirstCall/ -- Chiron Corporation (Nasdaq: CHIR) today reported pro-forma income from continuing operations of $297 million, or $1.54 per share, for the year ended December 31, 2003, compared to $248 million, or $1.29 per share, for the year ended December 31, 2002. For the year, foreign exchange rates, on a pro-forma basis, resulted in a $0.06 increase in earnings per share. On a GAAP basis, Chiron reported income from continuing operations of $220 million, or $1.15 per share, for the year 2003, compared to income from continuing operations of $181 million, or $0.94 per share, for the year 2002.

    For the fourth quarter of 2003, Chiron reported pro-forma income from continuing operations of $56 million, or $0.29 per share, compared to $63 million, or $0.33 per share, for the fourth quarter of 2002. For the quarter, foreign exchange rates, on a pro-forma basis, resulted in a $0.02 increase in earnings per share over the fourth quarter of 2002. On a GAAP basis, Chiron reported income from continuing operations of $118 million, or $0.59 per share, for the fourth quarter of 2003, compared to income from continuing operations of $67 million, or $0.35 per share, for the fourth quarter of 2002. On a GAAP basis, Chiron recorded a purchase-price allocation adjustment to the write-off of purchased, in-process research and development related to the PowderJect Pharmaceuticals acquisition, for the fourth quarter of 2003, upon completion of strategic assessments of the value of certain research and development projects.

    Chiron management uses pro-forma financial statements to gain an understanding of the company's operating performance on a comparative basis. Pro-forma results exclude special items relating to certain acquisitions and revenues, which may not be relevant to gaining an understanding of the company's trends or potential future performance. Please refer to the attached tables at the end of this document for more detail on these items and a reconciliation to GAAP financial statements. All references to per-share amounts are per diluted share.

    "Chiron's strong performance shows our ability to deliver excellent financial results while making key investments in our businesses to create future value for shareholders," said Howard Pien, Chiron's president and chief executive officer. "Building on our 2003 successes, we have set aggressive goals for ourselves in 2004.

    "We are aiming to reach 20 significant goals and milestones, including the geographic expansion of Blood Testing into the Pacific Rim, continued investment in flu vaccine production and development, and initiation of Phase II and III clinical trials in our infectious disease and cancer franchises, as well as delivering 20 percent long-term EPS growth. These advances and investments attest to our commitment to pioneering science and to improve human health worldwide."

    Overall Revenues

    Total revenues were $1.8 billion for the year 2003, compared to $1.3 billion for the year 2002. Foreign exchange rates resulted in an 8 percent increase in total revenues. Net product sales were $1.3 billion for the year 2003, compared to $914 million for the year 2002. Total 2003 revenues for PowderJect Pharmaceuticals, which Chiron acquired during the third quarter of 2003, were $245 million. Excluding PowderJect revenues and foreign exchange effect, all other revenues increased 11 percent in 2003.

    Blood Testing

    Total Blood Testing revenues were $422 million for the year 2003, compared to $316 million for the year 2002. Blood Testing revenues primarily include revenues from the sales of products related to Chiron's Procleix(R) HIV-1/HCV Assay; revenues related to Chiron's joint business arrangement for immunodiagnostics with Ortho-Clinical Diagnostics, Inc. (Ortho), a Johnson & Johnson company; and royalties paid by F. Hoffmann-La Roche (Roche) related to nucleic acid testing (NAT) blood screening.

    -- Sales related to the Procleix(R) System were $200 million for the year
       2003, compared to sales of $125 million for the year 2002. The increase is primarily due to a full year of commercial pricing in the United States, revenues from the investigation-only use of the Procleix(R) West Nile Virus Assay in the United States, market share gains in the United States, and continued penetration into several markets abroad. Procleix sales were $58 million for the fourth quarter of 2003, compared to $42 million for the fourth quarter of 2002.
    -- Revenues from Chiron's joint business arrangement with Ortho were $108 million for the year 2003, compared to $105 million for the year 2002. Revenues from the joint business arrangement were $28 million for the fourth quarter of 2003, compared to $26 million for the fourth quarter of 2002.
    -- Royalties paid by Roche related to NAT blood screening were $62 million for the year 2003, compared to $49 million for the year 2002.
       Royalties paid by Roche related to NAT blood screening were $14 million for the fourth quarter of 2003, compared to $15 million for the fourth quarter of 2002.

    Vaccines

    Vaccines net product sales were $678 million for the year 2003, compared to $357 million for the year 2002. PowderJect product sales were $243 million for the year 2003. The gross profit margin on vaccines products was 53 percent for the year 2003, compared to 58 percent for the year 2002, with the decrease primarily due to the one-time effect of additional costs associated with the fair value of inventory acquired during the acquisition of PowderJect. Total vaccines product sales were $262 million for the fourth quarter of 2003, compared to $101 million for the fourth quarter of 2002.

    -- Sales of flu vaccines were $332 million for the year 2003, compared to $90 million for the year 2002. Sales of Fluvirin(R) vaccine, the flu vaccine that Chiron acquired with PowderJect, were $219 million for the year 2003, representing one full season of Fluvirin revenues. Sales of Agrippal(R) S1, Begrivac(TM) and Fluad(R) flu vaccines were $113 million for the year 2003. Flu vaccines sales were $141 million for the fourth quarter of 2003, compared to $19 million for the fourth quarter of 2002.
    -- Sales of Menjugate(R) conjugate vaccine against meningococcal C disease were $66 million for the year 2003, compared to $55 million for the year 2002, with the increase primarily due to sales made to Australia. Menjugate sales were $34 million for the fourth quarter of 2003, compared to $33 million for the fourth quarter of 2002.
    -- Sales of Chiron's travel vaccines were $88 million for the year 2003, compared to $64 million for the year 2002. Travel vaccines primarily include Encepur(TM) vaccine for tick-borne encephalitis and RabAvert(R) vaccine for rabies. The increase was primarily due to increased sales of Encepur vaccine in Germany. Travel vaccines sales were $28 million for the fourth quarter of 2003, compared to $6 million for the fourth quarter of 2002.
    -- Sales of Chiron's pediatric and other vaccines products were $192 million for the year 2003, compared to $148 million for the year 2002, with the increase primarily due to tender sales of pediatric vaccines and increased sales following the PowderJect acquisition. Pediatric and other vaccines products sales were $59 million for the fourth quarter of 2003, compared to $43 million for the fourth quarter of 2002.

    BioPharmaceuticals

    The BioPharmaceuticals division reported net product sales and Betaferon(R) interferon beta-1b royalties of $503 million for the year 2003, compared to $456 million for the year 2002. The gross profit margin on biopharmaceutical products was 72 percent for the year 2003, compared to 73 percent for the year 2002. Total biopharmaceutical product sales and Betaferon royalties were $137 million for the fourth quarter of 2003, compared to $122 million for the fourth quarter of 2002.

    -- TOBI(R) tobramycin solution for inhalation sales were $172 million for the year 2003, compared to $147 million for the year 2002, with the increase primarily due to progress of the product in Europe, the benefit of foreign exchange rates and price increases. TOBI sales were $49 million for the fourth quarter of 2003, compared to $39 million for the fourth quarter of 2002.
    -- Proleukin(R) (aldesleukin) interleukin-2 sales were $115 million for the year 2003, compared to $114 million for the year 2002. The consistent sales pattern was primarily due to price increases, the benefit of foreign exchange rates and increased patient demand in the United States, offset by wholesaler ordering patterns. Proleukin sales were $30 million for the fourth quarter of 2003, compared to $31 million for the fourth quarter of 2002.
    -- Sales of Betaseron(R) interferon beta-1b for injection, marketed in Europe as Betaferon(R), to Berlex, Inc., (and its parent company Schering AG) for marketing and resale were $125 million for the year 2003, compared to $118 million for the year 2002. The increase was primarily due to increased patient demand, price increases and the benefit of foreign exchange rates. The increase was partially offset by a decline in royalties on product sales in the fourth quarter of 2003, pursuant to our agreement with Schering, and changes in wholesaler ordering patterns. Royalties from Schering AG's European sales of Betaferon were $64 million for the year 2003, compared to $47 million for the year 2002. The increase was primarily due to increased patient demand and the benefit of foreign exchange rates. The increase was partially offset by a decline in Betaferon royalties in the fourth quarter of 2003, pursuant to Chiron's agreement with Schering. Sales of Betaseron for marketing and resale were $36 million for the fourth quarter of 2003, compared to $34 million for the fourth quarter of 2002. Royalties from Schering AG's European sales of Betaferon were $17 million for the fourth quarter of 2003, compared to $13 million for the fourth quarter of 2002.

    Pipeline and Products Update

    Chiron has seen recent advances in franchises across all three of its business units and expects continued progress in 2004.

    Blood Testing

    Chiron expects to expand its leadership in blood testing through new assays, new geographies, greater market penetration and expansion into blood safety.

    -- At the American Association of Blood Banks annual meeting in San Diego in November, Chiron announced that the Procleix(R) West Nile Virus Assay had identified 861 blood donations confirmed to be infected with the West Nile virus since the investigational-use-only assay was implemented at the beginning of the 2003 mosquito season. Chiron expects to begin a registration trial for the assay in the United States this year.
    -- The Procleix(R) Ultrio(TM) Assay, for the simultaneous detection of HIV-1, hepatitis C virus (HCV) and hepatitis B virus (HBV) in donated blood, plasma, organs and tissue, received CE marking in Europe, which will allow full commercialization of the product there.
    -- In the United States, the Procleix Ultrio Assay entered clinical trials, and Chiron, in collaboration with its partner Gen-Probe Incorporated, expects to file a biologics license application (BLA) for the assay this year. In the first quarter of this year, Chiron and Gen-Probe expect to begin clinical trials for 510(k) approval of the TIGRIS(R) fully automated system, a key enabling technology for individual donor testing. The TIGRIS clinical trials will run the Procleix Ultrio Assay in support of its BLA.
    -- In collaboration with ZymeQuest Inc., Chiron plans to develop and commercialize ZymeQuest's enzymatic conversion system, which converts groups A, B and AB red blood cells to enzyme-converted group O (ECO(R)) red blood cells. This technology could greatly reduce the number of blood donations currently discarded due to blood types not matching patient needs.
    -- Chiron recently announced an agreement with Infectio Diagnostic Inc.
       (IDI) to license IDI's proprietary nucleic acid-based technology for the rapid detection of bacterial contamination in platelets and blood products. The technology brings the potential for reducing test time from two days to one, an important factor given the five-day shelf life of platelet concentrates.

    Vaccines

    Chiron Vaccines development is focused on its meningococcal franchise and flu cell-culture technology.

    -- For the 2003-2004 flu season, Chiron increased production of Fluvirin(R) influenza vaccine for the U.S. market by approximately 50 percent over the 2002-2003 flu season. The company produced more than 40 million Fluvirin doses worldwide, including approximately 38 million doses for the U.S. market. For the 2004-2005 flu season, Chiron expects to increase capacity, producing approximately 50 million doses of Fluvirin, most of which is destined for the United States. The company has committed approximately $100 million for the expansion of its manufacturing facility in Liverpool, England.
    -- Chiron expects to enter Phase III studies for its flu cell-culture vaccine this year. A flu cell-culture vaccine may offer additional manufacturing flexibility.
    -- In the development of vaccines for the five primary serogroups that cause meningococcal disease, Chiron anticipates upcoming advances:
        -- The Phase III trial in the United States for Menjugate(R) conjugate vaccine for meningococcal C disease completed enrollment, and Chiron expects to present data to the U.S. Food and Drug Administration (FDA) this year.
        -- Chiron expects to see further progress toward the Phase III program for its conjugated meningococcal ACWY vaccine this year.
    -- In collaboration with the HIV Vaccine Trials Network, funded by the National Institute of Allergy and Infectious Diseases, Chiron initiated a clinical trial in the United States for its HIV vaccine candidate, testing a new generation of HIV vaccines that attempt to generate cellular immune response together with broad antibody response that will neutralize the virus. The Phase I study will evaluate the safety and immunogenicity of the vaccine.

    BioPharmaceuticals:  Infectious Disease

    Chiron continues to build its portfolio of products to treat and prevent infectious disease. This franchise leverages a significant global commercial infrastructure.

    -- Chiron is progressing in its evaluation of aerosolized cyclosporine as a potential treatment for lung transplant rejection and plans to file a new drug application (NDA) this year.
    -- Chiron is determining the regulatory path forward for daptomycin in the European Union. Chiron in-licensed the antibiotic, which the FDA has approved for the treatment of complicated skin and skin structure infections caused by Gram-positive bacteria, from Cubist Pharmaceuticals Inc. in 2003, gaining development and commercialization rights in Europe and several countries outside the United States.
    -- Chiron initiated the ELITE (EarLy Intervention TOBI Eradication) trial in Europe to further study the benefits of TOBI(R) tobramycin solution for inhalation in treatment of early onset Pseudomonas aeruginosa in cystic fibrosis patients.
    -- Chiron is investing to expand its TOBI franchise in its study of the dry-powder formulation, delivered with a hand-held device that the company is developing in collaboration with Nektar Therapeutics.
       Chiron anticipates Phase I results from this study in the first half of the year, and, based on an understanding with the FDA, the company may move directly to Phase III testing by the end of the year.
    -- Chiron plans to initiate a Phase III trial for tifacogin in patients with severe community-acquired pneumonia this spring.

    BioPharmaceuticals:  Oncology

    Chiron's oncology franchise has three dimensions: immune-based therapies, monoclonal antibodies and novel cancer agents.

    -- Based on objective, durable responses in a specific sub-population, Chiron is expanding enrollment in its Phase II study of Proleukin(R) (aldesleukin) for injection plus rituximab in patients with low-grade non-Hodgkin's lymphoma who have failed rituximab therapy. The company has submitted an abstract to the American Society of Clinical Oncology
       (ASCO) meeting, to be held June 5-8 in New Orleans, to detail these findings.
    -- Chiron is broadening the scope of its development of Proleukin plus rituximab by initiating a new Phase II study in rituximab-naive patients to determine the combination's potential as an early treatment option.
    -- Chiron recently began a Phase I study for GFKI-258.  This growth factor kinase inhibitor is Chiron's first small-molecule oncology compound.
    -- Chiron expects to file an investigational new drug application (IND) for another oncology compound, anti-CD40, this year.

    BioPharmaceuticals:  Betaseron(R) Interferon Beta-1b for Injection

    Betaseron continues to distinguish itself in the multiple sclerosis (MS) market through its strong clinical results. Convenience features and new studies will help drive Betaseron growth.

    -- Chiron and its partner Berlex launched a new pre-filled diluent syringe for Betaseron, making it easier to use for people with MS. The drug's formulation remains unchanged, continuing to provide patients with the proven efficacy of Betaseron.

    Other Recent Business Milestones

    Other recent business activities underline the value of Chiron's products and intellectual property and the strength of its leadership.

    -- Chiron announced the appointment of David Smith to the position of chief financial officer. Mr. Smith joined Chiron Corporation as vice president, corporate controller, in February 1999 and previously held executive finance positions at Anergen Inc. and Genentech.
    -- Chiron granted nonexclusive licenses to Pfizer Inc., Rigel
       Pharmaceutials, Vertex Pharmaceutials and Boehringer Ingelheim International GmbH for the research, development and commercialization of therapeutics against certain hepatitis C virus (HCV) drug targets.

    4Q03 Earnings Conference Call

    Chiron will hold a conference call and webcast on Wednesday, January 28, 2004, at 4:45 p.m. EST to review its fourth-quarter 2003 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.

    To access either the live call or the one-week archive, please log on to http://www.chiron.com/webcast . Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call 1-800-374-0907 (U.S.) or 706-643-3367 (international). Replay is available approximately two hours after the completion of the call through 11:00 p.m. EST, Wednesday, February 4, 2004. To access the replay, please call 1-800-642-1687 (U.S.) or 706-645-9291 (international). The conference ID number is 1046313.

    About Chiron

    Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people's lives. The company has a strategic focus on cancer and infectious disease. Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines. The company commercializes its products through three business units: BioPharmaceuticals, Vaccines and Blood Testing. For more information about Chiron, visit the company's website at www.chiron.com.

    This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product indications, new product marketing, acquisitions, and in- and out-licensing activities, that involve risks and uncertainties and are subject to change. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended September 30, 2003, and the form 10-K for the year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron's out-licensing activities will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.
    Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

    NOTE: Agrippal, Begrivac, Encepur, Fluad, Fluvirin, Menjugate, Procleix, Proleukin, RabAvert, TOBI and Ultrio are trademarks of Chiron Corporation. Betaseron and Betaferon are trademarks of Schering AG. TIGRIS is a registered trademark of Gen-Probe Incorporated. ZymeQuest and ECO are trademarks of ZymeQuest, Inc.

     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                  Three Months Ended
                                                     December 31,

                                                         2003
                                          Pro Forma     Pro Forma
                                         Adjusted (1)  Adjustments    Actual

    Revenues:
      Product sales, net                    $448,611         $--    $448,611
      Revenues from joint business
       arrangement                            28,313          --      28,313
      Collaborative agreement revenues         3,008          --       3,008
      Royalty and license fee revenues        63,605          --      63,605
      Other revenues                          11,044          --      11,044

          Total revenues                     554,581          --     554,581

    Operating expenses:
      Cost of sales                          214,508          --     214,508
      Research and development               140,242          --     140,242
      Selling, general and administrative    121,405          --     121,405
      Write-off (reversal) of purchased
       in-process research and
       development                                --      77,400     (77,400)
      Amortization expense                        --     (21,230)     21,230
      Restructuring and reorganization
       (reversals) charges                      (103)         --        (103)
      Other operating expenses                 3,803          --       3,803

          Total operating expenses           479,855      56,170     423,685

    Income from operations                    74,726     (56,170)    130,896

    Interest expense                          (6,581)         --      (6,581)
    Interest and other income, net             7,498          --       7,498
    Minority interest                           (329)         --        (329)

    Income from continuing operations
     before income taxes                      75,314     (56,170)    131,484
    Provision for income taxes                18,828       5,307      13,521

    Income from continuing operations         56,486     (61,477)    117,963

    Gain from discontinued operations          3,837          --       3,837

    Net income                               $60,323    $(61,477)   $121,800

    Basic earnings per share:
       Income from continuing operations       $0.30                   $0.63
       Net Income                              $0.32                   $0.65

    Diluted earnings per share:
       Income from continuing operations       $0.29                   $0.59
       Net Income                              $0.31                   $0.61


    Shares used in calculating basic
     earnings per share                      187,393                 187,393

    Shares used in calculating diluted
     earnings per share                      200,567                 205,795


                                                          2002
                                          Pro Forma     Pro Forma
                                         Adjusted (2)  Adjustments  Actual

    Revenues:
      Product sales, net                    $257,054        $--    $257,054
      Revenues from joint business
       arrangement                            26,028         --      26,028
      Collaborative agreement revenues         4,356         --       4,356
      Royalty and license fee revenues        60,397         --      60,397
      Other revenues                           8,489         --       8,489

          Total revenues                     356,324         --     356,324

    Operating expenses:
      Cost of sales                          101,985         --     101,985
      Research and development                81,854         --      81,854
      Selling, general and administrative     81,690         --      81,690
      Write-off (reversal) of purchased
       in-process research and
       development                                --      9,600      (9,600)
      Amortization expense                        --     (7,529)      7,529
      Restructuring and reorganization
       (reversals) charges                        --         --          --
      Other operating expenses                 5,776         --       5,776

          Total operating expenses           271,305      2,071     269,234

    Income from operations                    85,019     (2,071)     87,090

    Interest expense                          (3,323)        --      (3,323)
    Interest and other income, net             4,906         --       4,906
    Minority interest                           (304)        --        (304)

    Income from continuing operations
     before income taxes                      86,298     (2,071)     88,369
    Provision for income taxes                23,300      2,033      21,267

    Income from continuing operations         62,998     (4,104)     67,102

    Gain from discontinued operations             --         --          --

    Net income                               $62,998    $(4,104)    $67,102

    Basic earnings per share:
       Income from continuing operations       $0.34                  $0.36
       Net Income                              $0.34                  $0.36

    Diluted earnings per share:
       Income from continuing operations       $0.33                  $0.35
       Net Income                              $0.33                  $0.35


    Shares used in calculating basic
     earnings per share                      187,639                187,639

    Shares used in calculating diluted
     earnings per share                      190,899                196,127

     (1) Pro Forma Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals and (b) a purchase price allocation adjustment to the write-off of purchased in-process research and development related to the PowderJect Pharmaceuticals acquisition, upon completion of strategic assessments of the value of certain research and development projects.

     (2) Pro Forma Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm and (b) the adjustment to the write-off of purchased in-process research and development related to the Matrix acquisition for a lease assignment.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                      Year Ended
                                                     December 31,

                                                         2003
                                           Pro Forma    Pro Forma
                                         Adjusted (3)  Adjustments   Actual

    Revenues:
      Product sales, net                   $1,345,833        $--   $1,345,833
      Revenues from joint business
       arrangement                            108,298         --      108,298
      Collaborative agreement revenues         18,562         --       18,562
      Royalty and license fee revenues        250,142         --      250,142
      Other revenues                           29,113    (14,413)      43,526

          Total revenues                    1,751,948    (14,413)   1,766,361

    Operating expenses:
      Cost of sales                           571,897         --      571,897
      Research and development                409,806         --      409,806
      Selling, general and administrative     378,890         --      378,890
      Write-off of purchased in-process
       research and development                    --    (45,300)      45,300
      Amortization expense                         --    (56,365)      56,365
      Restructuring and reorganization
       charges                                  1,654         --        1,654
      Other operating expenses                 11,376         --       11,376

          Total operating expenses          1,373,623   (101,665)   1,475,288

    Income from operations                    378,325     87,252      291,073

    Interest expense                          (19,104)        --      (19,104)
    Interest and other income, net             38,668         --       38,668
    Minority interest                          (1,753)        --       (1,753)

    Income from continuing operations
     before income taxes                      396,136     87,252      308,884
    Provision for income taxes                 99,034     10,488       88,546

    Income from continuing operations         297,102     76,764      220,338

    Gain (loss) from discontinued
     operations                                 6,975         --        6,975

    Net income                               $304,077    $76,764     $227,313

    Basic earnings per share:
       Income from continuing operations        $1.59                   $1.18
       Net income                               $1.63                   $1.22

    Diluted earnings per share:
       Income from continuing operations        $1.54                   $1.15
       Net income                               $1.58                   $1.19


    Shares used in calculating basic
     earnings per share                       186,835                 186,835

    Shares used in calculating diluted
     earnings per share                       199,143                 193,915


                                                         2002
                                           Pro Forma    Pro Forma
                                         Adjusted (4)  Adjustments   Actual

    Revenues:
      Product sales, net                     $914,121        $--     $914,121
      Revenues from joint business
       arrangement                            104,576         --      104,576
      Collaborative agreement revenues         22,142         --       22,142
      Royalty and license fee revenues        198,816         --      198,816
      Other revenues                           36,625         --       36,625

          Total revenues                    1,276,280         --    1,276,280

    Operating expenses:
      Cost of sales                           341,808         --      341,808
      Research and development                325,792         --      325,792
      Selling, general and administrative     283,712         --      283,712
      Write-off of purchased in-process
       research and development                    --    (45,181)      45,181
      Amortization expense                         --    (29,857)      29,857
      Restructuring and reorganization
       charges                                     --         --           --
      Other operating expenses                 16,952         --       16,952

          Total operating expenses            968,264    (75,038)   1,043,302

    Income from operations                    308,016     75,038      232,978

    Interest expense                          (12,821)        --      (12,821)
    Interest and other income, net             46,362         --       46,362
    Minority interest                          (1,664)        --       (1,664)

    Income from continuing operations
     before income taxes                      339,893     75,038      264,855
    Provision for income taxes                 91,771      8,061       83,710

    Income from continuing operations         248,122     66,977      181,145

    Gain (loss) from discontinued
     operations                                  (320)        --         (320)

    Net income                               $247,802    $66,977     $180,825

    Basic earnings per share:
       Income from continuing operations        $1.31                   $0.96
       Net income                               $1.31                   $0.96

    Diluted earnings per share:
       Income from continuing operations        $1.29                   $0.94
       Net income                               $1.29                   $0.94


    Shares used in calculating basic
     earnings per share                       188,792                 188,792

    Shares used in calculating diluted
     earnings per share                       192,152                 192,152

     (3)  Pro Forma Adjusted amounts exclude:   (a) the Biogen and Serono
          settlements in connection with the McCormick patents owned by Schering's U.S. subsidiary, Berlex Labratories, (b) amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals and (c) the write-off of purchased in-process research and development related to the PowderJect Pharmaceuticals acquisition.

     (4) Pro Forma Adjusted amounts exclude: (a) write-off of purchased in-process research and development related to the Matrix acquisition and (b) amortization expense on acquired identifiable intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm.

     Note: Due to rounding, quarterly earnings per share amounts may not sum fully to yearly earnings per share amounts.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED BALANCE SHEETS
     (Unaudited)
     (In thousands)


                                                December 31,      December 31,
                                                   2003              2002

                   Assets
    Current assets:
        Cash and short-term investments           $538,482          $874,080
        Accounts receivable, net                   382,933           278,625
        Current portion of notes
         receivable                                  1,479               718
        Inventories, net                           199,625           146,005
        Other current assets                       135,130            86,294
            Total current assets                 1,257,649         1,385,722
    Noncurrent investments in marketable
     debt securities                               560,292           414,447
    Property, plant, equipment and
     leasehold improvements, net                   689,750           373,558
    Other noncurrent assets                      1,687,478           786,617
                Total assets                    $4,195,169        $2,960,344

    Liabilities and stockholders' equity
    Current liabilities                           $436,913          $298,636
    Long-term debt                                 926,709           416,954
    Capital lease                                  157,677                --
    Noncurrent unearned revenue                     45,564            62,580
    Other noncurrent liabilities                   176,944            81,809
    Minority interest                                7,002             5,355
    Put options                                         --            19,054
    Stockholders' equity                         2,444,360         2,075,956
                Total liabilities and
                 stockholders' equity           $4,195,169        $2,960,344


                              CHIRON CORPORATION
                   Supplemental Revenue Summary (Pro Forma)
                             USD $ (in thousands)

                                          Current    Prior    Change
                                          Quarter   Quarter    from    Change
                                          Q4 2003   Q3 2003  Prior QTR    %
    Product Sales, net
     Blood Testing
        Ortho                              $8,625    $6,235   $2,390    38.3%
        NAT                                58,299    53,663    4,636     8.6%
     Total Blood Testing                   66,924    59,898    7,026    11.7%

    Vaccines
       Flu Vaccines                       141,142   183,250  (42,108) (23.0)%
       Meningococcus Vaccines              33,672    10,642   23,030   216.4%
       Travel Vaccines                     27,850    11,229   16,621   148.0%
       Pediatric/Other Vaccines            58,974    57,598    1,376     2.4%
     Total Vaccines                       261,638   262,719   (1,081)  (0.4)%

    Biopharmaceuticals:
      Proleukin                            29,852    29,859       (7)    0.0%
      TOBI                                 49,307    43,022    6,285    14.6%
      Betaseron*                           36,148    29,010    7,138    24.6%
      Other                                 4,742     8,166   (3,424) (41.9)%
    Total Biopharmaceuticals              120,049   110,057    9,992     9.1%

     TOTAL PRODUCT SALES, NET            $448,611  $432,674  $15,937     3.7%


    Revenues From Joint Business
     Arrangement                          $28,313   $26,058   $2,255     8.7%
    Collaborative Agreement Revenues        3,008     7,816   (4,808) (61.5)%
    Royalty and License Fee Revenues       63,605    66,237   (2,632)  (4.0)%
    Other Revenues                         11,044     7,688    3,356    43.7%
      TOTAL REVENUES                     $554,581  $540,473  $14,108     2.6%

    Gross Margins
    Blood Testing                             38%       40%     (2)%
    Vaccines                                  49%       58%     (9)%
    Biopharmaceuticals                        66%       74%     (8)%
      TOTAL GROSS MARGINS                     52%       60%     (8)%

      * Excludes Betaferon Royalty        $16,658   $15,970     $688     4.3%


                                             Year Ago     Change
                                             Quarter       from      Change
                                             Q4 2002    Prior Year      %
    Product Sales, net
     Blood Testing
        Ortho                                 $5,513      $3,112      56.4%
        NAT                                   42,041      16,258      38.7%
     Total Blood Testing                      47,554      19,370      40.7%

    Vaccines
       Flu Vaccines                           18,948     122,194     644.9%
       Meningococcus Vaccines                 33,152         520       1.6%
       Travel Vaccines                         5,823      22,027     378.3%
       Pediatric/Other Vaccines               43,057      15,917      37.0%
     Total Vaccines                          100,980     160,658     159.1%

    Biopharmaceuticals:
      Proleukin                               30,588        (736)    (2.4)%
      TOBI                                    38,566      10,741      27.9%
      Betaseron*                              33,920       2,228       6.6%
      Other                                    5,446        (704)   (12.9)%
    Total Biopharmaceuticals                 108,520      11,529      10.6%

     TOTAL PRODUCT SALES, NET               $257,054    $191,557      74.5%


    Revenues From Joint Business
     Arrangement                             $26,028      $2,285       8.8%
    Collaborative Agreement Revenues           4,356      (1,348)   (30.9)%
    Royalty and License Fee Revenues          60,397       3,208       5.3%
    Other Revenues                             8,489       2,555      30.1%
      TOTAL REVENUES                        $356,324    $198,257      55.6%

    Gross Margins
    Blood Testing                                44%        (6)%
    Vaccines                                     58%        (9)%
    Biopharmaceuticals                           67%        (1)%
      TOTAL GROSS MARGINS                        60%        (8)%

      * Excludes Betaferon Royalty           $13,202      $3,456      26.2%


                              CHIRON CORPORATION
                 Supplemental YTD Revenue Summary (Pro Forma)
                             USD $ (in thousands)


                                      Twelve Months Ended     Change
                                          December 31,         from    Change
                                        2003        2002    Prior Year    %
    Product Sales, net
     Blood Testing
        Ortho                          $28,391     $22,652    $5,739    25.3%
        NAT                            200,066     125,465    74,601    59.5%
     Total Blood Testing               228,457     148,117    80,340    54.2%

     Vaccines
        Flu Vaccines                   332,428      89,995   242,433   269.4%
        Meningococcus Vaccines          65,548      54,971    10,577    19.2%
        Travel Vaccines                 87,831      64,335    23,496    36.5%
        Pediatric/Other Vaccines       192,511     147,963    44,548    30.1%
     Total Vaccines                    678,318     357,264   321,054    89.9%

    Biopharmaceuticals:
      Proleukin                        115,075     114,281       794     0.7%
      TOBI                             172,047     146,874    25,173    17.1%
      Betaseron*                       124,936     118,513     6,423     5.4%
      Other                             27,000      29,072    (2,072)  (7.1)%
    Total Biopharmaceuticals           439,058     408,740    30,318     7.4%

     TOTAL PRODUCT SALES, NET       $1,345,833    $914,121  $431,712    47.2%


    Revenues From Joint Business
     Arrangement                      $108,298    $104,576    $3,722     3.6%
    Collaborative Agreement
     Revenues                           18,562      22,142    (3,580) (16.2)%
    Royalty and License Fee Revenues   250,142     198,816    51,326    25.8%
    Other Revenues                      29,113      36,625    (7,512) (20.5)%
       TOTAL REVENUES               $1,751,948  $1,276,280  $475,668    37.3%

    Gross Margins
     Blood Testing                         41%         41%        0%
     Vaccines                              53%         58%      (5)%
     Biopharmaceuticals                    72%         73%      (1)%
       TOTAL GROSS MARGINS                 58%         63%      (5)%

      * Excludes Betaferon Royalty     $63,768     $46,937   $16,831    35.9%

SOURCE  Chiron Corporation
    -0-                             01/28/2004
    /CONTACT:  Chiron Corporate Communications & Investor Relations, Media:
+1-510-923-6500, or Investors:  +1-510-923-2300/
    /Web site:  http://www.chiron.com /
    (CHIR)

CO:  Chiron Corporation
ST:  California
IN:  HEA MTC BIO
SU:  ERN CCA